Exhibit 99.1

Pikeville, Kentucky
FOR IMMEDIATE RELEASE
March 9, 2020

CONTACT

JEAN R. HALE
CHAIRMAN, PRESIDENT & C.E.O.
COMMUNITY TRUST BANCORP, INC.
(606) 437-3294

Community Trust Bancorp, Inc. (“CTBI”) announces an increase in its stock repurchase program

Community Trust Bancorp, Inc. (NASDAQ: CTBI) announced today that its Board of Directors has approved an increase in its stock repurchase program pursuant to which CTBI is authorized to purchase up to an additional 1,000,000 shares of its outstanding common stock.  This authorization represents the third increase in CTBI’s stock repurchase program which began in December 1998.  The authorization was previously increased in 2000 and 2003.  As of March 9, 2020, CTBI has repurchased 2,432,630 shares through this program.  For additional information, please refer to CTBI’s annual report on Form 10-K for the year ended December 31, 2019.

The increase in the repurchase program is effective immediately and does not obligate CTBI to repurchase any specific dollar amount or number of shares.  Under the program, CTBI will purchase shares from time to time both in the open market and in private transactions, depending on market prices and other considerations.

Jean R. Hale, Chairman, President and CEO, stated “We believe that investing in CTBI’s common stock represents an attractive investment and a good use of CTBI’s funds.”

Community Trust Bancorp, Inc., with assets of $4.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.